03/31/09	EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into among and between AURA SYSTEMS, INC., a Delaware corporation with principal place of business at 2330 Utah Avenue, El Segundo California 90045 (the “Company”) and DONALD MACLEOD, an individual who resides at 3 Mountain Valley Drive, Scotts Valley California 95066 (the "Executive").

W I T N E S S E T H:

WHEREAS, the Compensation Committee of the Board of Directors of the Company has approved and authorized the entry into this Agreement with the Executive; and

WHEREAS, the parties hereto desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Executive with the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

ARTICLE 1: POSITION AND DUTIES

1.1: Position and Duties. Executive shall diligently and conscientiously devote Executive's full business time, attention, energy, knowledge, skill and diligent efforts to the business of the Company and the discharge of Executive's duties hereunder. Executive will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive's duties under this Agreement shall be to serve as President, with the responsibilities, rights, authority and duties customarily pertaining to such office and as may be established from time to time by or under the direction of the Board of Directors of the Company (the "Board") or its designees. Executive shall report to the Board and the Chief Executive Officer of the Company. Executive shall also act as an officer and/or director and/or manager of such affiliates of the Company as may be designated by the Board from time to time, commensurate with Executive's office, all without further compensation, other than as provided in this Agreement. As an exempt, salaried employee, Executive will be expected to work such hours as required by the nature of Executive's work assignments. The Company reserves the right to modify Executive's position and duties at any time in its sole and reasonable discretion.

1.2: Restriction on Employment. Executive represents and warrants that there are no agreements or arrangements, whether written or oral, in effect which would prevent Executive from rendering exclusive services as prescribed in this Agreement to the Company during the term hereof, and that he has not made and will not make any commitment, agreement or arrangement, or do any act in conflict with this Agreement.

1.3: Place of Employment. Executive's performance of services under this Agreement shall be rendered at the Company’s facility in El Segundo, California, subject to necessary travel requirements of Executive's position and duties hereunder.

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ARTICLE 2: TERM

Subject to the provisions contained in Article 4, Executive's employment by the Company shall be for a term commencing upon a date mutually determined by the Parties but in no event later than April 30, 2009 (that date agreed upon by the Parties being the “Effective Date”), and expiring on the close of business on the second anniversary of the Effective Date (the "Employment Term". The Employment Term shall automatically end upon termination of Executive’s employment for any reason pursuant to Article 4 herein.

ARTICLE 3: COMPENSATION

3.1: Salary. The Company shall pay to Executive base salary compensation at an annual rate of not less than three hundred thousand ($300,000) dollars. Periodically, the Board shall review Executive's base salary in light of the performance of Executive and the Company, and may, in its sole discretion, maintain or increase (but not decrease) such base salary by an amount it determines to be appropriate. Executive's annual base salary payable hereunder, as it may be maintained or increased from time to time, is referred to herein as the "Base Salary." Base Salary shall be paid in equal installments in accordance with the Company's payroll practices in effect from time to time for executive officers, but in no event less frequently than monthly.

3.2: Benefits. Executive shall be eligible to participate in all employee benefit programs of the Company offered from time to time during the Employment Term by the Company to employees or executive officers of Executive's rank, to the extent that Executive qualifies under the eligibility provisions of the applicable plan or plans, in each case consistent with the Company's then-current practice as approved by the Board from time to time. Except to the extent financially feasible for the Company, the foregoing shall not be construed to require the Company to establish such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement. Executive recognizes that the Company has the right, in its sole discretion, to amend, modify or terminate its benefit plans without creating any rights in Executive.

3.3: Expense Reimbursement. Subject to prior written approval of the Executive’s direct report, during the Employment Term, the Executive shall be authorized to incur reasonable business expenses carrying out his duties and responsibilities in connection with his employment. The Company will reimburse the Executive for such reasonable expenses upon presentation of appropriate vouchers or receipts, in accordance with its then prevailing corporate expense reimbursement policies.

3.4: Relocation and Recruiting Reimbursement. In addition to the foregoing benefits and compensation, Executive shall be entitled to reimbursement of reasonable costs and expenses relating to relocation and recruitment by the Company, as mutually agreed to by the Executive and the Company.

3.5: Vacation. Executive shall be entitled to paid vacation and sick time ("PTO") of up to three (3) weeks per calendar year, with such number of weeks being pro-rated for the remainder of the

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2009 calendar year. Executive may roll-over unused PTO time from one calendar year to another, subject to a maximum of four (4) weeks of accrued PTO.

3.6: Bonus Plan. In the event that the Company shall adopt a bonus program providing for annual bonus awards to eligible employees dependent upon, among other things, the achievement of certain performance levels by the Company, the nature, magnitude and quality of the services performed by such eligible employee for the Company and the compensation paid for positions of comparable responsibility and authority within the Company's industry (the "Employee Bonus Plan"), the Executive shall be included in such Employee Bonus Plan to the extent that Executive is eligible.

3.7: Option Grant. As additional consideration for the services to be rendered by Executive under this Agreement, you shall receive an option to purchase up to four hundred thousand (400,000) shares of Aura Systems’ common stock at a fixed exercise price of $1.50 per share. Such options shall be cashlessly exercisable, shall vest monthly (1/36th each month) over a period of thirty-six (36) months and shall expire five (5) years from the date of grant. All compensation payable to you will be subject to applicable withholding requirements and any securities offered and/or issued to you under this agreement are subject to significant limitations on resale under applicable securities laws.  By signing this agreement, you understand and acknowledge that Aura Systems is under no obligation to register any of the securities offered and/or issued under this agreement under the Securities Act, any applicable state securities or “blue sky” laws or any applicable foreign securities laws and that any securities issued in connection with this Agreement will bear any and all restrictive legends as may be required by applicable securities laws.
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3.8: Stock Holding Period.  Executive understands that any securities offered and/or issued under this Agreement are subject to significant limitations on resale under applicable securities laws.  Executive understands that reliance upon Rule 144 under the Securities Act for resales of the Securities requires, among other conditions, a holding period and volume limitations prior to the resale.  The Executive understands and hereby acknowledges that the Company is under no obligation to register any of the Securities under the Securities Act, any applicable state securities or “blue sky” laws or any applicable foreign securities laws.

3.9: Stock Legends.  The Executive consents to the placement of the legend set forth below, or a substantial equivalent thereof, on any certificate or other document evidencing any securities granted to him by the Company:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE SECURITIES ACT.  ANY SUCH TRANSFER MAY ALSO BE SUBJECT TO COMPLIANCE WITH

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APPLICABLE STATE SECURITIES LAWS AND THE LAWS OF OTHER APPLICABLE JURISDICTIONS.

The Executive further consents to the placement of one or more restrictive legends on any securities issued in connection with this Agreement as may be required by applicable securities laws.  Such Executive is aware that the Company will make a notation in its appropriate records with respect to the restrictions on the transferability of the securities.

3.10: Stock Issuance. All options and shares referenced herein shall be issued subject to and in accordance with the Securities Laws of the United States and Blue Sky laws.  Executive agrees to execute any and all documents and agreements with respect to the issuance and exercise requested by the Company.

3.11: Directors & Officers Insurance. Throughout the Employment Term, the Company shall use reasonable commercial efforts to maintain directors & officers insurance for the benefit of Executive and other executive officers and directors with a level of coverage comparable to other companies in the Company's industry at a similar stage of development.

ARTICLE 4: TERMINATION OF EMPLOYMENT

4.1: Termination of Employment. This Agreement may be terminated at any time, upon written notice, upon the occurrence of any of the following events: (i) the death or disability of the Executive; (ii) the Company’s determination that it is terminating Executive for “Cause” (as defined in Section 4.3 below); or (iii) the effective date of a written notice sent to the Company from the Executive stating that the Executive is electing to terminate his employment with the Company.

4.2: Death or Disability. In the event of Executive's death during the Employment Term, the Employment Term shall automatically terminate. If the Company determines in good faith that the Permanent Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Permanent Disability set forth below), it may provide the Executive with written notice in accordance with Section 6.2 of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Permanent Disability” shall have such meaning as under the Company’s disability plan in which the Executive participates or, if the Executive does not participate in any such plan, shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness, as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

4.3: For Cause: The Company shall have the right to terminate the Employment Term for Cause. "Cause" as used in this Agreement shall mean:

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(i) Executive's breach of any of material representations or covenants contained in this Agreement;

(ii) Executive's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved;

(iii) Executive's commission of an act of fraud, whether prior to or subsequent to the date hereof upon the Company;

(iv) Executive’s failure or refusal, as determined by the Board in its sole discretion, to perform specific directives of the Board which are consistent with the scope and nature of Executive’s duties and responsibilities as set forth herein (including the duties described in Article 1), which failure or refusal continues after notice thereof and a reasonable time to cure;

(v) Executive's gross negligence, insubordination or material violation of any duty of loyalty to the Company or any other material misconduct on the part of Executive;

(vi) Executive's intentional commission of any act which Executive knows (or reasonably should know) is likely to be materially detrimental to the Company's business or goodwill; or

(vii) Executive's material breach of any other provision of this Agreement.

4.4: Termination by Executive. Executive shall have the right to terminate the Employment Term for Good Reason (as defined below), upon sixty (60) days' written notice to the Board given within ten (10) days following the occurrence of an event constituting Good Reason; provided that the Company shall have thirty (30) days after the date such notice has been given to the Board in which to cure the conduct specified in such notice. Executive's continued employment during such thirty (30) day period shall not constitute Executive's consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of this Agreement "Good Reason" shall mean:

(i) a change in Executive's position or responsibilities (including reporting responsibilities) that represents a substantial reduction in the position or responsibilities as in effect immediately prior thereto; the assignment to Executive of any duties or responsibilities that are materially inconsistent with such position or responsibilities; or any removal of Executive from or failure to reappoint or reelect Executive to any of such positions, except in connection with the termination of Executive's employment for Cause, as a result of his or her Disability or death, or by Executive other than for Good Reason;

(ii) a reduction in Executive's Base Salary other than in connection with a general reduction in wages for all employees of the Company and its parent and subsidiaries, if any;

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(iii) the Company's failure to provide Executive with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each of the Company's material employee benefit plan, program and practice as in effect from time to time;

(iv) in the event of any: (1) merger or consolidation of the Company with or into any other corporation or other entity or person; or (2) sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all the Company's outstanding securities or all or substantially all the Company's assets; or

(v) any material breach by the Company of its obligations to Executive under this Agreement.

Notwithstanding the foregoing, Executive shall have the right to terminate his employment hereunder without Good Reason upon sixty (60) days' written notice to the Board, and such termination shall not in and of itself be a breach of this Agreement.

4.5: Termination Payments.

(a) If the Employment Term is terminated pursuant to Section 4.2 for death, the Company shall pay to Executive: (i) his accrued but unpaid Base Salary through the date of termination (plus all accrued and unpaid expenses reimbursable in accordance with Section 3.3); (ii) any accrued but unused PTO; and (iii) at the discretion of the Board, an annual bonus for the year in which Executive's death occurs, prorated through the date of death, based on the Board's good-faith estimate of the actual amount, if any, that would have been payable for such year under the Employee Bonus Plan (assuming Executive had remained employed by the Company through the end of such year) in accordance with Section 3.6.

(b) If the Employment Term is terminated pursuant to Section 4.2 for disability, the Company shall pay to Executive: (i) his accrued but unpaid Base Salary through the date of termination (plus all accrued and unpaid expenses reimbursable in accordance with Section 3.3); (ii) any accrued but unused PTO; (iii) an amount equal to Executive's actual Base Salary (not including any bonus payable) for the six month period immediately prior to such termination, payable in six equal installments during the six month period following such termination; and (iv) at the discretion of the Board, an annual bonus for the year in which Executive's disability occurs, prorated through the date of disability, based on the Board's good-faith estimate of the actual amount, if any, that would have been payable for such year under the Employee Bonus Plan (assuming Executive had remained employed by the Company through the end of such year) in accordance with Section 3.6.

(c) If the Employment Term is terminated by Executive pursuant to Section 4.5 for Good Reason, or if the Company terminates the Employment Term other than for Cause, then the Company shall pay to Executive the following, which Executive acknowledges to be fair and reasonable:

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(i) Executive's accrued but unpaid Base Salary through the date of termination (plus all accrued and unpaid expenses reimbursable in accordance with Section 3.3);

(ii) any accrued but unused PTO;

(iii) at the discretion of the Board, an annual bonus for the year in which the Employment Term is terminated, prorated through the date of termination, based on the Board's good-faith estimate of the actual amount, if any, that would have been payable for such year under the Employee Bonus Plan (assuming Executive had remained employed by the Company through the end of such year) in accordance with Section 3.6;

(iv) subject to the provisions of this Article 4, an amount equal to Executive's actual Base Salary (not including any bonus payable) for the six (6) month period immediately prior to such termination, payable in six (6) equal installments during the six (6) month period following such termination;

(v) the Company shall pay all costs which the Company would otherwise have incurred to maintain all of Executive's health, welfare and retirement benefits (either on the same or substantially equivalent terms and conditions) if Executive had continued to render services to the Company for two (2) continuous months after the date of his termination of employment; and

(vi) notwithstanding any provision to the contrary in Executive's options under the Option Plan or other plan (including, without limitation, the expiration dates or vesting provisions thereof) or any restricted stock agreement: (1) the unvested portion, if any, of Executive's outstanding options shall be deemed to have vested on the date of termination with respect to the number of shares that would have vested had Executive remained employed by the Company for 12 months following such termination, and Executive shall have 180 days from the date of termination to exercise such options; and (2) any restrictions with respect to any restricted shares of the Company's capital stock that Executive then holds shall immediately lapse with respect to the number of restricted shares that would have vested had Executive remained employed by the Company for 12 months following such termination.

(d) If the Employment Term is terminated by the Company pursuant to Section 4.3 for Cause, or Executive terminates the Employment Term other than for Good Reason, without limiting or prejudicing any other legal or equitable rights or remedies which the Company may have upon such breach by Executive, the Company shall pay Executive his accrued but unpaid Base Salary and any accrued but unused PTO (plus all accrued and unpaid expenses reimbursable in accordance with Section 3.3) through the date of termination.

(e) In addition to the foregoing, upon the termination of Executive's employment, Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any other benefit, compensation, incentive, medical, disability or life insurance plans, programs or agreements of the Company in effect upon such termination.

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(f) The termination payments described above shall supercede any severance program, plan or policy that may be adopted by the Company with respect to its employees generally, and the terms of this Article 4 shall control in the event of any discrepancy with such severance program, plan or policy.

4.6: Obligations of Executive on Termination. Executive acknowledges and agrees that all property, including without limitation keys, credit cards, access codes, passwords, books, manuals, records, reports, notes, contracts, customer lists, Confidential Information as defined Article 5, copies of any of the foregoing, and any equipment furnished to Executive by the Company, belong to the Company and shall be promptly returned to the Company upon termination of employment. Further, upon termination of employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment, Executive shall cooperate with the Company in winding up or transferring to other employees of any pending work and shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive's employment by the Company. Additionally, Executive agrees that following termination of his employment, Executive shall not access or use any of the Company's computer systems, e-mail systems, voicemail systems, intranet system or other system, except as expressly authorized by the Company.

ARTICLE 5: RESTRICTIVE COVENANTS

5.1: Protection of Company’s Interests. To the fullest extent allowed by law, the Executive shall not, without the prior written consent of the Company, perform services for any person, firm or corporation and/or engage in any activity which would be directly or indirectly competitive with the Company during the Employment Term. The foregoing will not prevent Executive from holding at any time less than 5% of the outstanding capital stock of any company whose stock is publicly traded.

5.2: Non-Competition and Non-Interference. Executive agrees that during the Employment Term, Executive will not directly or indirectly provide services for, own, manage, or operate any business that is at that time in competition with the Company. Following termination of the Employment Term, Executive shall not: (i) engage in unfair competition with the Company; (ii) aid others in any unfair competition with the Company; (iii) in any way breach the confidence that the Company placed in Executive during the Employment Term; or (iv) breach any of the covenants and agreements made by Executive under this Agreement.

5.3: Nonsolicitation of Employees or Independent Contractors. Executive agrees that during the Employment Term and for a period of three (3) years after termination of the Employment Term (the "Nonsolicitation Period"), Executive will not directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage the Company’s relationship with any employee or independent contractor; solicit, encourage or attempt to hire any of the Company’s employees or independent contractors; or cause others to solicit or encourage any of the Company’s employees or independent contractors to discontinue their employment or services with the Company.

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5.4: Nonsolicitation of Customers. Executive agrees that all customers of the Company or any of its subsidiaries for which Executive has or will provide services during the Employment Term, and all prospective customers from whom Executive has solicited business while in the employ of the Company, shall be solely the customers of the Company or such subsidiary. Executive agrees that, for the Nonsolicitation Period, Executive shall neither directly nor indirectly solicit business as to products or services competitive with those of the Company or any of its subsidiaries, from any of the Company's or any of its subsidiaries' customers with whom Executive had contact within twenty-four (24) months prior to Executive's termination.

5.5: Proprietary Information and Inventions Agreement. In Executive's work for the Company, Executive will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom Executive has an obligation of confidentiality. Rather, Executive agrees to use only that information which is generally known and used by persons with training and experience comparable to Executive's, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Executive agrees that he or she will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Executive has an obligation of confidentiality.

5.6: Company Right to Property, Trade Secrets and Materials. To the fullest extent permitted by law, all rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by the Executive during the Employment Term or resulting from Executive’s services shall be deemed to be a work made for hire and shall be the sole and exclusive property of the Company. The Company’s ownership shall specifically include without limitation all rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by the Executive during the Employment Term or resulting from Executive’s services. Executive agrees to execute, acknowledge and deliver to Company at Company's request, such further documents as Company finds appropriate to evidence Company's rights in such property during the Employment Term and thereafter. Further, the Executive agrees that all styles, designs, data, formulae, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Material”) used, prepared, or made available to the Executive, shall be and shall remain the property of the Company.  Upon the termination of his employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and the Executive shall not make or retain any copies thereof.

5.7: Confidential Information.  During the Term of this Agreement and thereafter, the Executive shall not either directly or indirectly disclose or use any Confidential Information of the Company, its affiliates or subsidiaries, except as may be required in the course of his employment by the Company, as may be otherwise allowed with the written permission of the Company, its affiliates or subsidiaries, or as may be required by law; provided, however, that, if the Executive is required by any subpoena, court order, regulation, or law to disclose such information, he shall promptly notify the Company and cooperate with the Company in seeking a protective order or other appropriate remedy. “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that

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is not available to the general public and that was learned by the Executive in the course of his employment by the Company, including (without limitation) any data, formulae, information, proprietary knowledge, trade secrets and client and customer lists and all papers, resumes, records and the documents containing such Confidential Information.  The Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the expiration or termination of the Employment Term, Executive shall promptly return to Company all such information that exists in written or other form (and all copies thereof) under Executive’s control.

5.8: Nondisparagement. Executive will not at any time during or after the Employment Term directly (or through any other person or entity) make any public statements (whether orally or in writing) which are intended to be derogatory or damaging to the Company or any of its subsidiaries, their respective businesses, activities, operations, affairs, reputations or prospects or any of their respective officers, employees, directors, partners, agents or shareholders; provided that Executive may comment generally on industry matters in response to inquiries from the press and in other public speaking engagements. The Company shall not at any time during or after the Employment Term, directly (or through any other person or entity) make any public statements (whether oral or in writing) which are intended to be derogatory or damaging concerning Executive.

5.9: Breach of Restrictive Covenants. Any material breach by the Executive of the provisions of this Article 5 of this Agreement shall relieve the Company of all obligations to make any further payments to the Executive pursuant to this Agreement. The Executive acknowledges that the restrictions contained in this Article 5 are reasonable and necessary to protect the legitimate interests of the Company and that any breach by the Executive of any portion of this Article 5 will result in irreparable injury to the Company. The Executive agrees that the Company’s remedies at law would be inadequate in the event of a breach or threatened breach of this Article 5 and, accordingly, that the Company shall be entitled, in addition to its rights at law, to temporary, preliminary, and permanent injunctive relief and other equitable relief, without the need to post a bond.

ARTICLE 6: MISCELLANEOUS

6.1: Key Man Insurance. The Company will have the right throughout the Employment Term, to obtain or increase insurance on Executive's life in such amount as the Board determines, in the name of the Company or and for its sole benefit or otherwise, in the discretion of the Board. Upon reasonable advance notice, Executive will cooperate in any and all necessary physical examinations without expense to Executive, supply information, and sign documents, and otherwise cooperate fully with the Company as the Company may request in connection with any such insurance. Executive warrants and represents that, to Executive's best knowledge, Executive is in good health and does not suffer from any medical condition which might interfere with the timely performance of Executive's obligations under this Agreement.

6.2: Notices. All notices given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered personally; (b) three business days after being mailed

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by first class certified mail, return receipt requested, postage prepaid; (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid; or (d) on the date on which a facsimile is transmitted to the parties at their respective addresses stated below if transmission takes place before 5:00pm PT on a business day or on the next business day if such transmission takes place after 5:00pm PT or occurs on a non-business day. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 6.2, except that any such change of address notice shall not be effective unless and until received.

If to the Company:
AURA SYSTEMS, INC.
Attn: Melvin Gagerman
2330 Utah Avenue
El Segundo, CA 90245

If to Executive:
DONALD MACLEOD
3 Mountain Valley Drive
Scotts Valley California 95066

6.3: Amendments. No modification, waiver or discharge or addition made to this Agreement shall be binding unless agreed to in writing and signed by both the Executive and such officer(s) as may be specifically designated by the Board.

6.4: Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. A party’s failure to insist upon performance under this Agreement shall neither constitute a waiver of that party’s right to insist upon performance thereafter, nor a waiver of any rights or remedies provided under this Agreement or under law.

6.5: Entire Agreement. This Agreement, together with the Exhibit hereto and the documents referred to herein and therein, sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings and agreements. There are no representations, agreements, arrangements, or understandings, oral or written, among the parties relating to the subject matter hereof which are not expressly set forth herein, and no party hereto has been induced to enter into this Agreement, except by the agreements expressly contained herein.

6.6: No Conflict With Law. Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is a conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

6.7: Assignment. This Agreement shall inure to the benefit of and be enforceable by Executive

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and Executive's heirs, executors, administrators and legal representatives, by the Company and its successors and assigns. This Agreement and all rights hereunder are personal to Executive and shall not be assignable. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by operation of law or by agreement in form and substance reasonably satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.8: Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable.

6.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

6.10: Taxes. All payments required to be made to Executive hereunder, whether during the term of Executive's employment hereunder or otherwise, shall be subject to all applicable federal, state, and local tax withholding laws. The Company makes no representations regarding the tax implications of the compensation and/or securities provided for in this Agreement.  The Company advises the Executive to consult with a tax professional and/or their attorney regarding such implications and the Executive’s responsibilities regarding fulfillment of his taxation obligations.  By accepting this offer, Executive specifically acknowledge and agrees that: (i) Executive shall be liable for all taxes assessed by any federal, state, or local authorities with respect to the compensation and/or securities provided herein; and (ii) that the Company is authorized to withhold for all such customary withholdings and such excise or other taxes as is required by law otherwise deemed necessary by the Company.

6.11: Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

6.12: Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Los Angeles, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Company and Executive. The Company shall pay all of the direct costs and expenses

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in any arbitration hereunder (excluding without limitation Executive’s attorney fees) and the arbitrator's fees and costs; provided, however, that the prevailing party shall be entitled to reimbursement of reasonable attorney's fees and costs. ____________[initial here]

6.13: Survival. Executive's obligations under the provisions of Sections 4.6, 5.1, 5.2, 5.3, 5.4, 5.6, 5.7, 5.8, 5.9, 6.14 and 6.17, shall survive the termination or expiration of this Agreement.

6.14: Name and Likeness. The Company shall have the right to use Executive’s name, refer to Executive’s prior professional services and Executive’s services hereunder and likeness in connection with its business.

6.15: Construction. Each party has cooperated in the drafting and preparation of this Agreement. Therefore, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

6.16: Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same instrument.

6.17: Indemnification. Executive shall be indemnified and held harmless by the Company to the fullest extent permitted by law or by the Company’s bylaws or resolutions of the Company's Board of Directors from any claim, liability, loss, cost or expense of any nature reasonably incurred by the Executive, and not otherwise received by him from another source, such as insurance, by reason of the fact that he is or was a director, officer or employee of the Company or serving at the request of the Company as a director, officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans. Notwithstanding the foregoing, the indemnification provided in this Section 6.17 will not apply to any loss, costs, damages, and expenses arising out of or relating in any way to any employment of Executive by any former employer or the termination of any such employment or arising out of or relating in any way to any illegal actions, intentional misconduct or grossly negligent conduct committed by Executive during the Employment Term or any time following its termination.

6.18: Acknowledgment by Executive. Executive represents that Executive is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that Executive has read this Agreement, and that Executive understands its terms. Executive acknowledges that prior to assenting to the terms of this Agreement Executive has been given a reasonable time to review it, to consult with counsel of Executive’s own choice, and to negotiate at arm's length with the Company as to its terms and contents. Executive acknowledges that he is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof except those set out in this Agreement or any documents referred to in it.

03/31/09	EXECUTIVE EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:
AURA SYSTEMS, INC.

_______________________
By Melvin Gagerman
Chief Executive Officer/
Chairman of the Board

EXECUTIVE:

_______________________
Donald Macleod, an Individual

03/31/09	EXECUTIVE EMPLOYMENT AGREEMENT